EXHIBITS 5 and 8


STEEL                                               Steel Hector & Davis LLP
HECTOR                                              200 South Biscayne Boulevard
& DAVIS                                             Miami, Florida 33131-2398
                                                    305.577.7000
                                                    305.577.7001 Fax
                                                    www.steelhector.com


December 23, 2002


FPL Group, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408

Ladies and Gentlemen:

     As counsel for FPL Group, Inc., a Florida corporation ("FPL Group"), we have participated in the preparation of a registration statement on Form S-3 (the "Registration Statement") to be filed by FPL Group with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof in connection with FPL Group's Dividend Reinvestment and Common Share Purchase Plan (the "Plan"). The Registration Statement registers 1,000,000 shares ("Shares") of FPL Group's common stock, $.01 par value ("Common Stock"), and the preferred share purchase rights attached thereto (the "Rights"). This opinion is given with respect to the Shares to the extent they are newly-issued shares of Common Stock.

     In connection therewith, we have examined FPL Group's Restated Articles of Incorporation, as amended to the date hereof ("FPL Group Charter"), and FPL Group's Bylaws, as amended to the date hereof; the Rights Agreement, dated as of July 1, 1996, between FPL Group and EquiServe Trust Company, N.A. (as successor to Fleet National Bank, formerly known as The First National Bank of Boston), as amended by an Amendment to Rights Agreement, dated as of July 30, 2000 (the "Rights Agreement"), providing for the issuance of the Rights; resolutions adopted by the Board of Directors of FPL Group on (i) June 17, 1996 providing, among other things, for distribution of the Rights and approving the Rights Agreement dated as of July 1, 1996, and (ii) July 30, 2000, approving the Amendment to Rights Agreement dated as of July 30, 2000; and such other corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that there will be no changes to such documents and agreements, or expiration thereof, after the date hereof which would affect the opinions expressed herein.

     We have also reviewed the relevant statutory provisions of the Florida Business Corporation Act, as amended, such other legal authority in Florida as we have deemed relevant and, because the issuance of the Rights would, if challenged, present as to a Florida corporation a case of first impression in the courts of Florida and because the issuance of interests such as the Rights has to our knowledge yet to be the subject of any reported appellate opinion of a Florida court, we have reviewed certain case law with respect to the distribution of such rights in other jurisdictions.

     For purposes of the opinion related to the Rights expressed herein, we have assumed that (1) FPL Group has sufficient authorized but unissued shares of preferred stock fully to provide for the exercise of the Rights without amendment of the FPL Group Charter to increase the number of authorized but unissued shares of preferred stock, (2) no member of the Board of Directors of FPL Group has any personal interest therein (except for an interest arising solely from ownership of the Common Stock) and (3) in approving the Rights Agreement and the transactions provided for therein, each member of the Board of Directors has discharged his duties in the good faith exercise of his business judgment, in a manner he reasonably believed to be in the best interest of FPL Group and its shareholders and with such care as an ordinarily prudent person in


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a like position would use under similar circumstances, and that he did not act solely or primarily to perpetuate his office. Nothing has come to our attention, after due inquiry with respect thereto, that would lead us to believe that we are not justified in relying on such assumptions.

     Based upon the foregoing, we are of the opinion that:

     1. The shares of Common Stock, when issued and sold as contemplated by the Registration Statement (including the terms of the Plan included therein), will be validly issued, fully paid and non-assessable.

     2. The Rights, when issued in accordance with the terms of the Rights Agreement and as contemplated by the Registration Statement, will be validly issued, subject to the terms of the Rights Agreement.

     We further advise you that the statements made in the prospectus contained in the Registration Statement under the caption "Federal Income Tax Consequences" constitute an accurate general description of certain federal income tax consequences to participants in the Plan.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption "Legal Opinions."

     We are members of the Florida Bar and this opinion is limited to the laws of the State of Florida and the federal laws of the United States insofar as they bear on the matters covered hereby.

                                          Very truly yours,

                                          /s/ Steel Hector & Davis LLP

                                          STEEL HECTOR & DAVIS LLP